UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2006

CompuCredit Corporation

(Exact name of registrant as specified in its charter)

Georgia	000-25751	58-2336689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia,  30346

(Address of principal executive offices)

Registrant’s telephone number, including area code: 770-206-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

The third-party financial institution for which CompuCredit Corporation’s Valued Services subsidiary provides micro-loan origination and processing services has advised Valued Services that the Federal Deposit Insurance Corporation (“FDIC”) effectively has asked insured financial institutions not to issue certain micro-loans through third-party servicers. Since mid-2005, following Valued Service’s acquisition of three micro-loan businesses, Valued Services has provided these services in four states—Arkansas, Florida, North Carolina and West Virginia.

Valued Services earned $23.2 million in servicing revenues and approximately $1.9 million in pre-tax net income from providing these services in 2005. Current loan balances held by the financial institution associated with these services aggregate $7.8 million. Valued Services has 125 retail outlets currently devoted to providing these services in the four affected states.

Recognizing the dynamic nature of the regulatory environment surrounding micro-loans and micro-loan-related services, Valued Services has been developing, testing, and rolling out alternative products in connection with its multi-line product diversification effort throughout all of the states in which it operates. While it is too early to determine exactly how Valued Services will respond to this new FDIC position, the financial institution for which Valued Services provides services is likely to withdraw from the four affected states. In that event, Valued Services either will adapt its business model to the regulatory lending regimes within those states or withdraw from those markets. Valued Services is beginning its analysis of these alternatives and the challenges and opportunities that each presents.

It is possible that revenues and net income derived from these states will decline substantially and/or that Valued Services will have to incur material costs in connection with the closure of retail outlets or the implementation of an alternative business model. There is a tremendous need for credit products among those individuals with low FICO scores in these states, and Valued Services is committed to make appropriate credit products available to this population of consumers where it can do so in a profitable manner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMPUCREDIT CORPORATION

Dated: February 21, 2006	By:	/s/ J.Paul Whitehead
J.Paul Whitehead, III
Chief Financial Officer